Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 7 to Registration Statement No. 333-192989 of our report dated April 4, 2014 (July 14, 2014 for all references to updated target agreements as described in Notes 4 and 17) relating to the consolidated financial statements of Medical Transcription Billing, Corp. and subsidiary as of and for the years ended December 31, 2013 and 2012, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey

July 14, 2014